Exhibit 23(c)


                            DeGolyer and MacNaughton
                        4925 Greenville Avenue, Suite 400
                                One Energy Square
                               Dallas, Texas 75206


                                 March 14, 2005




Denbury Resources Inc.
5100 Tennyson Parkway Suite 3000
Plano, Texas 75024


Ladies and Gentlemen:

     We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our "Appraisal Report as of December 31, 2004 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case," "Appraisal Report as of December 31, 2003 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case," and "Appraisal Report as of December 31, 2002 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case" (our Reports) under the sections "Financial Highlights," "Selected Operating Data - Oil and Gas Reserves," "Operations Section of Annual Report - Our CO2 Assets," and "Notes to Consolidated Financial Statements - Estimated Quantities of Reserves and Standardized Measure of Future Net Cash Flows" in the Denbury Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2004.

     We further consent to the incorporation of our "Appraisal Report as of December 31, 2004 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case" in such Form 10-K as Exhibit 99 therein.

                                              Very truly yours,


                                              /s/ DeGolyer and MacNaughton
                                              ----------------------------
                                              DeGolyer and MacNaughton